SCHEDULE 14A INFORMATION

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Arcus Biosciences, Inc.

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PROXY STATEMENT SUPPLEMENT

ARCUS BIOSCIENCES, INC.

3928 Point Eden Way

Hayward, CA 94545

(510) 694-6200

To the Stockholders of Arcus Biosciences, Inc.:

We are providing you with this proxy statement supplement to provide additional information resulting from events that occurred subsequent to the distribution of our proxy statement for our upcoming 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”), which will be held on June 4, 2020 at 8:30 a.m. local time, at 3928 Point Eden Way, Hayward, CA  94545.

Appointment of David L. Lacey, MD as Director

David L. Lacey has been appointed to serve as a Class II director until our 2020 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or until his earlier death, resignation or removal.  The Board has affirmatively determined that Dr. Lacey is an independent director pursuant to the New York Stock Exchange’s listing standards and those rules and regulations issued pursuant to the Securities Exchange Act of 1934, as amended.

Dr. Lacey, age 67, is a biopharmaceutical consultant at David L. Lacey LLC, where he advises academic institutions, biotechnology companies and venture capital firms, a position he has held since July 2011. Dr. Lacey currently serves on the Board of Directors of Argenx, Atreca, Inbiomotion, Nurix and Unity Biotechnology, and additionally as a scientific advisor to a number of early-stage biotechnology companies. He obtained both his B.A. and M.D. from the University of Colorado and received his formal training in Anatomic Pathology at Washington University in St. Louis, Missouri. Dr. Lacey was selected to serve on our Board because of his experience both in leading drug discovery and as an advisor to companies in the healthcare industry.

As the term of the Class II directors will end at the 2020 Annual Meeting, the Board intends to reappoint Dr. Lacey as a Class II director immediately following the 2020 Annual Meeting.

By Order of the Board of Directors

/s/ Terry Rosen___

Terry Rosen, Ph.D.

Chief Executive Officer and Chairman of the Board

Hayward, California

May 26, 2020

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on Thursday, June 4, 2020 at 3928 Point Eden Way, Hayward, CA 94545.

The proxy statement and annual report to stockholders

are available at www.investorvote.com/rcus